Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into by and between ITG Communications, LLC, a Texas limited liability company (the “Company”), Integrated Tech Group, LLC, a Delaware limited liability company (“Employer”), and Michael Brooks (“Employee”) effective as of June 4, 2026.

WHEREAS, the Company, Employer and Employee previously entered into that certain Employment Agreement effective as of December 30, 2021 (the “Employment Agreement”); and

WHEREAS, the Company, Employer and Employee desire to enter into this Amendment to amend certain terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“1. Employment. During the portion of the Employment Period (as defined in Section 4) commencing as of April 15, 2026, the Employer shall employ Employee, and Employee shall serve, as Executive Chairman of the Company and in such other position or positions as may be assigned from time to time by the Company, Employer or the board of managers (the “Board”) of ITG Parent, LLC, a Delaware limited liability company and parent of the Company (the “Parent”).”

2.	The first sentence of Section 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the portion of the Employment Period commencing as of April 15, 2026, Employer shall pay to Employee an annualized base salary (the “Base Salary”) of $491,000 in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with Employer’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.”

3.	The final sentence of Section 11(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 11, each party, to the extent permitted under the laws of the State of Florida, will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and Employee.”

4.

For the avoidance of doubt, this Amendment shall not be deemed to give rise to Good Reason (or any similar concept) for purposes of the Employment Agreement or any other agreement between any of the parties hereto.

5.	Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect.

6.

The provisions of Sections 11 (“Arbitration”), 14 (“Title and Headings; Construction”), 15 (“Applicable Law; Submission to Jurisdiction”), 16 (“Entire Agreement and Amendment”), 18 (“Assignment”), 20 (“Counterparts”) and 26 (“Third-Party Beneficiaries”) are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ITG Communications, LLC

/s/ Andrew Parrott
Name: Andrew Parrott
Title: Chief Executive Officer

Integrated Tech Group, LLC

By: ITG Communications, LLC
Its: Sole Member

By:	/s/ Andrew Parrott
Name: Andrew Parrott
Title: Chief Executive Officer

EMPLOYEE:

/s/ Michael Brooks
Michael Brooks

[Signature Page to Amendment to Employment Agreement]